Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of the end of the period covered by the most recent Annual Report on Form 20-F to which this Exhibit is a part (the “Annual Report”), Nayax Ltd. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our ordinary shares, par value NIS 0.001 per share, and unless stated otherwise, the information herein is provided as of the end of such period. References herein to “we,” “us,” “our” and the “Company” refer to Nayax Ltd. and not to any of its subsidiaries. The following description may not contain all of the information that is important to you, and we therefore refer you to our amended and restated articles of association, a copy of which is filed with the Securities and Exchange Commission (“SEC”) as an exhibit to this Annual Report.

Share Capital

The following descriptions of share capital are summaries and are qualified by reference to our amended and restated articles of association, a copy of which is filed with the SEC as an exhibit to this Annual Report.

Our registered share capital consists of 70,000,000 ordinary shares.

Our ordinary shares are listed for trading on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “NYAX” and on the Tel Aviv Stock Exchange (“TASE”) under the symbol “NYAX”.

Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8217.

Voting Rights

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by residents of some countries that are in a state of war with Israel.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, subject to certain exceptions with respect to the buyback by the Company of its shares, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Memorandum and Articles of Association

The following is a description of the material terms of our amended and restated articles of association. The following descriptions of share capital and provisions of our amended and restated articles of association are summaries and are qualified by reference to our amended and restated articles of association, a copy of which is filed with the SEC as an exhibit to this Annual Report.

For information regarding the rights, preferences and restrictions attaching to our ordinary shares, please see the section titled Share Capital above.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 513639013. Our affairs are governed by our amended and restated articles of association, the Companies Law and other applicable Israeli law. Our purpose as set forth in Section 4 of our amended and restated articles of association is to engage in any lawful act or activity.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than three but no more than seven directors. Pursuant to our amended and restated articles of association, each of our directors, with the exception of external directors, will be appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders. Our directors may be removed by a vote of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association. In addition, our amended and restated articles of association provide that vacancies on our board of directors, including a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association, may be filled by our board of directors. Any director so appointed will hold office until the next annual general meeting of our shareholders.

Shareholder Meetings

       Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of our shareholders are referred to in our amended and restated articles of association as extraordinary meetings. Our board of directors may call extraordinary meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene an extraordinary meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 10% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 10% or more of our outstanding voting power (except that the 10% thresholds in (a) and (b) above would be 5% in each case had the Company been incorporated in the U.S. and applicable U.S. requirements called for less than 10%).

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of the shareholders may request that the board of directors include a matter in the agenda of a general meeting of the shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting (except that with respect to the election or removal of a director, at least 5% of the voting rights is required to permit a shareholder to request that the board of directors include such matter on the agenda).

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 60 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to our articles of association;
•	appointment, terms of service and termination of service of our auditors;
•	appointment of directors, including external directors (if applicable);
•	approval of certain related party transactions;
•	increases or reductions of our authorized share capital;
•	a merger; and
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the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or extraordinary meeting be provided to shareholders, subject to limited exceptions, at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 25% of the total outstanding voting rights. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned to the same day in the next week, at the same time and place if so stated in the original notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described in “Item 6. Directors, Senior Management and Employees-C. Board Practices-Compensation of Directors and Executive Officers” of this Annual Report. The alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than ordinary shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to a majority of all classes of shares voting together as a single class at a shareholder meeting.

An exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•	an amendment to the company’s articles of association;
•	an increase of the company’s authorized share capital;
•	a merger; or
•	interested party transactions that require shareholder approval.
In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability, in whole or in part, for damages as a result of a breach of the duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events

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which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

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reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, and it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

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expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;
•	a financial liability imposed on the office holder in favor of a third party;
•	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and
•
expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

We have entered into agreements with certain of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the of 1933 (the “Securities Act”), however, is against public policy and therefore unenforceable.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and will result in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and will result in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or may abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors have with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to, or that objected to, the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Private Placements

Under the Companies Law, a significant private placement of securities requires approval by the board of directors and shareholders. A private placement is considered a significant private placement if it will cause a person to become a controlling shareholder or if:

•	the securities issued amount to 20% or more of the company’s outstanding voting rights before the issuance;
•	some or all of the consideration is other than cash or listed securities or the transaction is not on market terms; and
•
the transaction will increase the relative holdings of a shareholder who holds 5% or more of the company’s outstanding share capital or voting rights or that will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding voting rights of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the date of this Annual Report, no preferred shares are authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding ordinary shares at a general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended articles of association, as described above in “-Shareholder Meetings.”

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Exclusive Forum

Our amended and restated articles of association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated articles of association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association described above, provided, however, that nothing in this provision constitutes any waiver of compliance with U.S. federal securities laws and the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our amended and restated articles of association also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.